Exhibit 10.1

[_________]1

To:	Cloudflare, Inc. 101 Townsend Street San Francisco, California 94107
From:	[__________]
Re:	[Base][2][Additional][3] Capped Call Transaction
Ref. No:	[__________][4]
Date:	[_______], 2026

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [___________] (“Dealer”)[, represented by [_________] (“Agent”) as its agent,] and Cloudflare, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation, this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine, [(ii) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document, (iii) the election of Guarantor as Credit Support Provider in relation to Dealer and (iv)]5 [and (ii)] the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, (a) with a Threshold Amount” of 3% of the shareholders’ equity of Dealer on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, and (d) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

1 Include Dealer name, address and logo

2 Include for base call option.

3 Include for additional call option.

4 If applicable

5 Requested if Dealer is not the highest rated entity in group, typically from Parent.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August [•], 2026
Effective Date:	August [•], 2026, or such other date as agreed by the parties in writing.
Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.
Option Style:	“European”, as described under “Procedures for Exercise” below.
Option Type:	Call
Seller:	Dealer
Buyer:	Counterparty
Shares:	The Class A common stock of Counterparty, par value USD 0.001 (Ticker Symbol: “NET”).
Number of Options:	For each Component, as provided in Annex A to this Confirmation.[6]
Option Entitlement:	One Share Per Option
Strike Price:	USD [_____]
Cap Price:	USD [_____]; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.
Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.
Premium:	USD [_____] (Premium per Option approximately USD [_____]); Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the

6 For the base capped call, the total should be equal to (i) the number of Convertible Notes in principal amount of $1,000 initially issued on the closing date for the Convertible Notes (excluding any Convertible Notes sold pursuant to the over-allotment option) multiplied by (ii) the initial conversion rate. For the additional capped call, the total should be equal to (i) the number of additional Convertible Notes in principal amount of $1,000 multiplied by (ii) the initial conversion rate.

Premium, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement that is within the Counterparty’s control) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(d) and Section 6(e) or otherwise under the Agreement (calculated as if the Transaction terminated on such Early Termination Date were the sole Transaction under the Agreement) or (b) Counterparty owes to Dealer, pursuant to Sections 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions or otherwise under the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
Premium Payment Date:	The Effective Date
Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.
Procedures for Exercise:
Expiration Time:	The Valuation Time
Expiration Date:	For any Component, subject to the final sentence of this paragraph, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for such Expiration Date that occurs on the Final Termination Date and is a Disrupted Day shall be the prevailing market value per Share determined by the Calculation Agent in a good faith and commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in a good faith and commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and may determine the Relevant Price in a commercially reasonable manner based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Valid Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Valid Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Valid Day is scheduled following the date hereof, then such Scheduled Valid Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an

Expiration Date. Notwithstanding the foregoing, if, after the Trade Date and prior to the Expiration Date for the Component with the earliest scheduled Expiration Date, (x) the Expiration Date of any Component ceases to be a Scheduled Valid Day or (y) a new Scheduled Valid Day is expected to occur after the Expiration Date for the Component with the earliest scheduled Expiration Date and before the Expiration Date for the Component with the latest scheduled Expiration Date (whether, as the case may be, as the result of the introduction of a new or change to an existing holiday on the Exchange or otherwise), the Calculation Agent shall adjust the Expiration Date of one or more of the Components to ensure that the Expiration Dates of all Components are consistent with the expected dates of the “Observation Period” (as such term is defined in Counterparty’s indenture (the “Indenture”) [to be][7] dated August [•], 2026 between Counterparty and U.S. Bank, National Association, as Trustee, pursuant to which Counterparty will issue its [__]% Convertible Senior Notes due 2031 (the “Convertible Notes”)) for conversions of the Convertible Notes occurring on or after May 15, 2031.
Final Termination Date:	[October 9, 2031][8]
Automatic Exercise:	Applicable, which means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.
Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in a good faith and commercially reasonable manner.
Valuation Date:	For any Component, the Expiration Date therefor.
Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof. For the avoidance of doubt, a restriction on trading imposed solely by Rule 201 of Regulation SHO shall not constitute, or give rise to, a Market Disruption Event.

Settlement Terms:
Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if Counterparty is electing Cash Settlement, such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in

7 Include if the Indenture is not completed at the time of the Confirmation.

8 To be 40 Scheduled Trading Days following the last scheduled Expiration Date.

writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty
Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.
Default Settlement Method:	Net Share Settlement
Net Share Settlement:

With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the Settlement Date, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the Expiration Date of such Component.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.
Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.
Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.
Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.
Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.
Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page

“NET <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith and commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest scheduled Expiration Date.
Settlement Currency:	USD
Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Net Share Settlement.”
Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions, obligations and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).
Class C Split:	The transactions described in clause (i) of the definition of “Class C Split” set forth in Counterparty’s Proxy Statement pursuant to Section 14(a) of the Exchange filed with the Securities and Exchange Commission on June 9, 2026.
Proxy Transactions:	The transactions described in “Proposal Four” of Counterparty’s Proxy Statement pursuant to Section 14(a) of the Exchange filed with the Securities and Exchange Commission on June 9, 2026.
Adjustments:
Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that (x) open market Share repurchases at prevailing market prices and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including, without limitation, any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events; provided, further, that, the entry into any such open market Share repurchases, accelerated share repurchase transaction, forward contract or similar transaction described in the immediately preceding proviso shall constitute a Potential Adjustment Event to the extent that, after giving effect to such transaction the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in the immediately preceding proviso would exceed 30% of the greater of (1)

the number of Shares outstanding as of the Trade Date and (2) the number of Shares outstanding as of the Issuer’s most recently completed fiscal quarter, in each case as determined by the Calculation Agent. In addition, the parties hereto agree and acknowledge that none of the Proxy Transactions shall constitute a Potential Adjustment Event.
Extraordinary Events:
New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors),” and (b) the following phrase shall be inserted immediately prior to the period: “and (iii) of a corporation organized under the laws of the United States, any State thereof or the District of Columbia that agrees to be subject to Sections 8(d) and 8(e) of the Confirmation governing the Transaction, in either case, following such Merger Event or Tender Offer”.
Merger Events:	Applicable. For the avoidance of doubt, the parties hereto agree and acknowledge that the consummation of the Class C Split shall be a Merger Event.
Consequences of Merger Events:
(a) Share-for-Share:	For the Class C Split, Alternative Obligation, which, for greater clarity, means, upon consummation of the Class C Split (w) Class A common stock of Counterparty, par value USD 0.001 (the “Class A Common Stock”) and the Class C common stock of Counterparty, par value USD 0.001 (the “Class C Common Stock”) shall together be the “Shares,” (x) each reference to “Relevant Price” shall refer to the sum of the Relevant Price of the Class A Common Stock and the Relevant Price of the Class C Common Stock, (y) the Option Entitlement shall be one share of Class A Common Stock and one share of Class C Common Stock per Option and (z) the Calculation Agent shall make any solely mechanical changes to the Transaction necessary to implement, and give effect to, the adjustments described in clauses (x), (y) and (z). For all other Merger Events, Modified Calculation Agent Adjustment.
(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction
Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “greater than 20% and less than 100% of the outstanding Shares of the Counterparty”. In addition, Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares”, and Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”. For the avoidance of doubt, the parties hereto agree and acknowledge that none of the Proxy Transactions shall constitute a Tender Offer.
Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” in the definition of Modified Calculation Agent Adjustment set forth in Section 12.3(d), (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” in the third and fourth lines of the definition of Modified Calculation Agent Adjustment set forth in Section 12.3(d) shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined in good faith by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price accordingly to take into account such economic effect on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that (i) any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement and (ii) in making any adjustment the Calculation Agent shall solely take into account changes in stock price, volatility, expected dividends, stock loan rate, and liquidity relevant to the Shares or to such Transaction. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable; provided further that upon the Calculation Agent making an adjustment, determined in a commercially reasonable manner, to the Cap Price upon any Announcement Event, then the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the same event that gave rise to the original Announcement Event regarding the abandonment of any such event to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction (provided that in no event shall the Cap Price be less than the Strike Price). Dealer acknowledges that an adjustment required to be made by the Calculation Agent in respect of an Announcement Event may result in an increase to the Cap Price.
Announcement Event:	(i) The public announcement (whether by Counterparty or a Valid Third Party Entity) of any Merger Event or Tender Offer, or the public announcement by Counterparty of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement (whether by Counterparty or a Valid Third Party Entity) of any potential acquisition or disposition by Counterparty and/or its subsidiaries where the consideration (excluding, for the avoidance of doubt, any consideration in the form of earn-outs or bona fide other arrangements for consideration payable post-closing of such acquisition or disposition contingent upon the satisfaction of specified facts or conditions) exceeds 35% of the market capitalization of the Counterparty as of the date of such announcement (an “Acquisition Transaction”), (iii) the public announcement (whether by Counterparty or a Valid Third Party Entity) of an intention by Counterparty or such Valid Third Party Entity to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer, or (iv) any subsequent public announcement (whether by Counterparty or a Valid Third Party Entity) of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” shall have the meaning set forth in Section 12.1(b) of the Equity Definitions; provided that the portion of such definition following the definition of “Reverse Merger” shall be disregarded. For the avoidance of doubt, the parties hereto agree and acknowledge that no announcement with respect to the Proxy Transactions shall constitute an Announcement Event.
Valid Third Party Entity:	In respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction whose announcement is reasonably determined by the Calculation Agent to have had a material economic effect (as reasonably determined by the Calculation Agent) on the Shares and/or options on the Shares.
Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant Merger Date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration and (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election.
Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:
(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal interpretation”, (ii) adding the phrase “and/or type of Hedge Position that would be entered into by a commercially reasonable dealer” after the word “Shares” in clause (X) thereof, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date assuming the dealer maintains a commercially reasonable hedge position” and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied in a substantially consistent manner by Dealer to counterparties similarly situated to Counterparty and transactions similar to the Transaction” after the semi-colon in the last line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:

Applicable; provided that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by (a) inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption” and (b) inserting the following language at the end of such Section:

“; provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption”.

For the avoidance of doubt, the parties hereto agree and acknowledge that none of the Proxy Transactions shall constitute or give rise to a Hedging Disruption.

(e) Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.
Hedging Party:	Dealer.
Determining Party:

For all applicable Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty, Determining Party will promptly (but in any event within five (5) Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer; provided that, following the occurrence and during the continuance of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third party dealer in over-the-counter corporate equity derivatives to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

All adjustments, determinations and calculations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and by reference to the effect on Dealer assuming the Dealer maintains a commercially reasonable hedge position with respect to the Transaction. Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within five (5) Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including a description of such assumed hedge position, if relevant, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

4. Account Details:

Dealer Payment Instructions:

[Bank:]	[_________]
[SWIFT:]	[_________]
[Bank Routing:]	[_________]
[Acct Name:]	[_________]
[Acct No.:]	[_________]

Counterparty Payment Instructions: To be advised.

5. Offices:

The Office of Dealer for the Transaction is: [New York, New York]

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	[_________]

Attention:	[_________]
Telephone:	[_________]
Email:	[_________]

(b) Address for notices or communications to Dealer:

To:	[_________]

Attention:	[_________]
Telephone:	[_________]
Email:	[_________]

With a copy to:

To:	[_________]

Attention:	[_________]
Telephone:	[_________]
Email:	[_________]

For the avoidance of doubt, any notice or other communication delivered by electronic messaging system, e-mail or facsimile transmission shall be deemed to be “in writing.”

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) none of Counterparty and its officers and directors is aware of any material non-public information regarding Counterparty or the Shares, and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)  On the Trade Date, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in Rules 101(b)(10) and 102(b)(7) or Rule 102(c)(1)(i) of Regulation M.

(iii) On the Trade Date, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v)  Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, upon request by Dealer, Counterparty shall deliver to Dealer a copy of the resolutions of Counterparty’s board of directors authorizing the Transaction.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date, the Premium Payment Date and immediately after giving effect to the Transaction on the Premium Payment Date, (A) the present fair market value (or present fair saleable value) of the total assets of Counterparty is not less than the total amount required to pay the probable total liabilities (including contingent liabilities) of Counterparty as they mature and become absolute, (B) the capital of Counterparty is adequate to conduct its business in the manner described in the offering memorandum relating to the sale of the Convertible Notes and to enter into the transaction, (C) Counterparty has the ability to pay its debts and obligations as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty would be able to purchase the aggregate Number of Shares for the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(x) To Counterparty’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by Counterparty with respect to any rules and regulations applicable to Dealer (including those of the Financial Industry Regulatory Authority, Inc.) arising from Dealer’s status as a regulated entity under applicable law.

(xi) [Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, (C) has total assets of at least USD 50 million as of the date hereof.]9

9 NTD: Include as appropriate if Dealer requires a FINRA institutional suitability rep.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a)(i), (ii) and (iii) of the Agreement.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(h) [Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]10

8. Other Provisions:

10 NTD: Include as appropriate if Dealer is required by applicable b-d regulations / FINRA rules to provide options disclosure to its customers.

(a) Right to Extend.  Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, in good faith and a commercially reasonable manner, that such further division would be necessary or advisable to preserve a commercially reasonable dealer’s hedging or hedge unwind activity with respect to the Transaction in light of existing liquidity conditions or to enable such a dealer to purchase or sell Shares or enter into swap or other derivatives transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity with respect to the Transaction in a manner that would, if such dealer were Counterparty or an affiliated purchaser of Counterparty, be compliant and consistent with applicable legal, regulatory or self-regulatory requirements generally applicable to transactions of the type of the Transaction; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.

(b) Additional Termination Events.  Promptly (but in any event within ten Scheduled Trading Days) following any repurchase, redemption, exchange or conversion of any of the Convertible Notes, Counterparty may notify Dealer in writing of (i) such repurchase, redemption, exchange or conversion, (ii) the number of Convertible Notes so repurchased, redeemed, exchanged or converted and (iii) the number of Shares underlying each USD 1,000 principal amount of Convertible Notes (any such notice, a “Repurchase Notification” and any such event, a “Repurchase Event”)[; provided that any “Repurchase Notification” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation letter agreement dated August [•], 2026 between Dealer and Counterparty (the “Base Call Option Confirmation”) shall be deemed to be a Repurchase Notification pursuant to this Confirmation and the terms of such Repurchase Notification shall apply, mutatis mutandis, to this Confirmation]11.  Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notification, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notification, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repurchase Notification and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notification as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) [(x)] [   ]12% of the aggregate number of Shares underlying the number of Convertible Notes specified in such Repurchase Notification, divided by the Option Entitlement[, minus (y) the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Confirmation, the number of Convertible Notes specified in such Repurchase Notification shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]13 and (B) the aggregate Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the aggregate Number of Options shall be reduced by the number of Repurchase Options on a pro rata basis across all Components, as determined by the Calculation Agent. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and an aggregate Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within the Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Article

11 Include in Additional Call Option Confirmation only.

12 Include Dealer’s percentage allocation of the overall capped call transaction.

13 Include in Additional Call Option Confirmation only.

12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that is not in possession of any material non-public information regarding Counterparty or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.
Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider a variety of factors, including the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.
Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.
Failure to Deliver:	Applicable
Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 of this Confirmation will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(d) Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of legal counsel, the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use its commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry; provided, however, that, if Counterparty elects clause (i) above but Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer using reasonable best efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of companies of a similar size in a similar industry, as is reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith and commercially reasonable judgment, to compensate Dealer for any customary liquidity discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements; or (iii) purchase the Hedge Shares from Dealer at the then-prevailing market price at one or more times on such Exchange Business Days, and in the amounts, requested by Dealer.

(e) Repurchase Notices. Counterparty shall, no later than the day on which Counterparty effects any repurchase of Shares, give Dealer written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__]14 million (in the case of the first such notice) or (ii) thereafter more than [__]15 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, in the case of any repurchases of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 8(e)). In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and

14      Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares underlying pre-existing call option transactions with Counterparty) to increase by 0.5%. To be based on Dealer with greatest number of underlying Shares (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares underlying pre-existing call option transactions with Counterparty).

15      Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares underlying pre-existing call option transactions with Counterparty) to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be based on Dealer with greatest number of underlying Shares (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares underlying pre-existing call option transactions with Counterparty).

against any and all commercially reasonable losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, in each case relating to or arising out of such failure. If any Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder, Counterparty shall be relieved from liability to the extent Counterparty is materially prejudiced as a result of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all commercially reasonable expenses (including commercially reasonable and documented counsel fees and expenses of one counsel and no more than one required local counsel in each relevant jurisdiction) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty, in each case relating to or arising out of such failure. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.  Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s (or any affiliate of Dealer’s) gross negligence or willful misconduct.

(f) Transfer and Assignment.  Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign its rights and obligations hereunder, in whole or in part, to (A) without Counterparty’s consent, any affiliate of Dealer whose obligations would be guaranteed by Dealer or Dealer’s ultimate parent or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed) any person (including any affiliate of Dealer whose obligations are not guaranteed in the manner described in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s), provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investor Service, Inc. or its successor or A- from Standard and Poor’s Rating Group, Inc. or its successor; provided further that (i) Dealer will notify Counterparty in writing prior to any proposed transfer or assignment to a Designated Transferee, (ii) after any such transfer or assignment, Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any tax, receive from the such transferee or assignee on any payment date or delivery date (after accounting for amounts paid under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment (except to the extent such lower amount or number of Shares, as applicable, results from a change in law after the date of such transfer or assignment), (iii) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer and assignment (except to the extent such greater amount results from a change in law after the date of such transfer or assignment) and (iv) Dealer shall cause the transferee or assignee to make the Payee Tax Representations and provide Counterparty with a complete and accurate U.S. Internal Revenue Service (“IRS”) Form W-9 or an appropriate version of IRS Form W-8 (as applicable) prior to becoming a party to the Transaction to permit Counterparty to determine that clause (i) shall be met and that the results described in clauses (ii) and (iii) will not occur upon or after such transfer and assignment. At any time at which (1) the Equity Percentage exceeds 9.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any applicable “business combinations statute” or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (except for any requirement to file any Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, as in effect on the Trade Date) (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), if Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Valid Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A) with respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B) such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested and reasonably satisfactory to Dealer;

(C) Dealer will not, as a result of such transfer or assignment, be required to pay the transferee or the assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment (except to the extent such greater amount results from a change in law after the date of such transfer or assignment);

(D) after any such transfer or assignment, Dealer will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any tax, receive from the such transferee or assignee on any payment date (after accounting for amounts paid under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount lower than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment (except to the extent such lower amount results from a change in law after the date of such transfer or assignment);

(E) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(F) without limiting the generality of clause (B), Counterparty shall have caused the transferee or the assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (C) and (D) will not occur upon or after such transfer or assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g) Staggered Settlement.  If Dealer determines reasonably and in good faith that the number of Shares required to be delivered to Counterparty hereunder on any Settlement Date would result in an Excess Ownership Position, then Dealer may, by notice to Counterparty prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the 20th Exchange Business Day after such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder on the Settlement Date among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.

(h) Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale of the [“Firm Securities”]16 [“Optional Securities”]17 (as defined in the Purchase Agreement dated as of August [•], 2026, between Counterparty and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”)) is not consummated with the Initial Purchasers for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party

16 Insert for Base Call Option Confirmation.

17 Insert for Additional Call Option Confirmation.

from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(m) Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions:

(i) solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;

(ii) for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the relevant Shares or options on the Shares (provided that such event is not based on (x) an observable market, other than the market for Counterparty’s own stock or (y) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations) and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:”, and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that solely in the case of Section 11.2(e)(i), (ii)(A), (iv) and (v), such adjustments will be made solely to account for the dilutive or concentrative effect of such event on the relevant Shares as determined by the Calculation Agent in a commercially reasonable manner, but for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (vi) and (vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the Shares or options on such Shares”; and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Counterparty’s own stock or (ii) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations”;

(iv) Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other corporate event involving the Issuer that is similar to the events described in Section 11.2(e)(i) through (vi) above that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or options on the Shares; provided that such corporate event involving the Issuer is not based on (a) an observable market, other than the market for Counterparty’s own stock or

(b) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations.”; and

(v) Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.

(n) Governing Law.  THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(o) Adjustments.  For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment or determination of any amount pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(p) Delivery or Receipt of Cash.  For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which holders of Shares would also receive cash.

(q) Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(r) Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(s) Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(t) [Tax Matters.  For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed IRS Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty one duly executed and completed [_____________]. Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect, and (iii) reasonable request of the other party.

(u) Payee Tax Representations.

(i) For the purpose of Section 3(f) of the Agreement, Counterparty makes the representations below:

Counterparty is a corporation created or organized in the United States or under the laws of the United States and its U.S. taxpayer identification number is [_____________]18. It is “exempt” within the meaning of Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on IRS Form 1099 and backup withholding.

(ii) For the purpose of Section 3(f) of the Agreement, Dealer makes the representations below:

[Dealer is a U.S. person (as that term is defined in Section 7701(a)(30) and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.]19

(v)  Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act.  “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(w) HIRE Act.  “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(x) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on or prior to the final Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(y) [QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation

18 Counterparty to provide taxpayer ID.

19 NTD: Dealer to provide appropriate tax rep

shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]20

(z) [Dealer Boilerplate.  Insert additional Dealer boilerplate, if applicable]

20 Insert preferred form of US QFC Stay Rule language for each Dealer that is a G-SIB.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

CLOUDFLARE, INC.

By:
Name:
Title:

Schedule 121

[Form of Guarantee]

21 NTD: Include if applicable.

Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1	[___]	July 17, 2031
2	[___]	July 18, 2031
3	[___]	July 21, 2031
4	[___]	July 22, 2031
5	[___]	July 23, 2031
6	[___]	July 24, 2031
7	[___]	July 25, 2031
8	[___]	July 28, 2031
9	[___]	July 29, 2031
10	[___]	July 30, 2031
11	[___]	July 31, 2031
12	[___]	August 1, 2031
13	[___]	August 4, 2031
14	[___]	August 5, 2031
15	[___]	August 6, 2031
16	[___]	August 7, 2031
17	[___]	August 8, 2031
18	[___]	August 11, 2031
19	[___]	August 12, 2031
20	[___]	August 13, 2031